Exhibit 99.1

Newfield Exploration Reorganizes Regional Operating Units
Company plans to close Denver office in August 2015

The Woodlands, Texas – April 29, 2015 – Newfield Exploration Company (NYSE: NFX) today announced plans to combine its Onshore Gulf Coast and Rocky Mountain business units into one operating region, located in The Woodlands, Texas. The reorganization of these regional operating units will better align Newfield’s workforce with near-term drilling and asset management plans and create future cost efficiencies. As part of this restructuring, Newfield plans to close its offices in Denver, Colorado, and North Houston (Greenspoint area). Newfield will continue to manage its growing operations in the Mid-Continent from its regional office in Tulsa, Oklahoma.

“We are aggressively pushing for cost efficiencies in our operations and working to improve our margins in today’s lower oil price environment,” said Lee K. Boothby, Newfield Chairman, President and CEO. “The combination of two operating regions into one will reduce our future G&A costs, increase collaboration between teams and allow us to quickly transfer key technical expertise to our most active projects. Our near-term plans are focused on drilling in the Anadarko Basin’s SCOOP and STACK plays where we are fortunate to have strong and improving returns at today’s oil prices.”

Newfield expects that the one-time costs associated with this restructuring plan will approximate $20 million and will be recorded primarily in the second half of 2015.

Newfield Exploration Company, headquartered in The Woodlands, Texas, is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  The Company is focused on U.S. resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Newfield also has offshore oil developments in China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and capital investments, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2014 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com